                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             UtiliCorp United Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (4) Date Filed:

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

March 20, 2000                                               [LOGO]

To Our Shareholders:

    You are cordially invited to the UtiliCorp United Inc. Annual Meeting of Shareholders. The annual meeting will be held at 2:00 p.m. on Wednesday, May 3, 2000, at the Hyatt Regency Crown Center, 2345 McGee Street, Kansas City, Missouri. The shares eligible to vote at this meeting were determined on the record date of March 9, 2000.

    The formal notice of meeting follows on the next page. In addition to the formal business of the meeting, we will also discuss UtiliCorp's 1999 performance and answer your questions. Enclosed with this proxy statement are your proxy card and UtiliCorp's 1999 Annual Report.

    This year, we again have two additional ways to vote your shares. You may vote over the telephone using a toll-free number or, if you have Internet access, you may vote on-line. Please see the voting procedures on page 2 for details. Of course, you may still choose to return your proxy card using the enclosed, postage-paid envelope.

    If you plan to attend the meeting, please check the appropriate box on your proxy card. No admission card is necessary.

    We will be providing light refreshments prior to the meeting, beginning at 1:00 p.m. Please take this opportunity to visit with our management.

    I also want to let you know about a new Shareholder Information line we have set up. With this interactive service you may listen to our current stock price, hear about our recent developments and request faxed or mailed company information. To access this service, please dial 1-888-UCU-2000.

    YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND TO VOTE YOUR SHARES, EITHER BY PHONE, VIA THE INTERNET OR BY RETURNING YOUR SIGNED PROXY CARD AS SOON AS POSSIBLE, SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

Sincerely,

[SIGNATURE]

Richard C. Green, Jr.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS....................     1
VOTING PROCEDURES...........................................     2
  Revoking Your Proxy.......................................     2
  Number of Shares Outstanding..............................     2
  Vote Required.............................................     2
  Certification of Vote.....................................     3

DIRECTOR INFORMATION........................................     4
  Biographies...............................................     4
  Meetings of the Board and Committees of the Board.........     6
  Director Compensation.....................................     6

STOCK OWNERSHIP INFORMATION.................................     7
  Section 16(a) Reporting Compliance........................     7
  Stock Ownership Guidelines................................     7
  Stock Ownership of Directors and Executive Officers.......     7
  Green Family Ownership and Employee Ownership.............     8

EXECUTIVE COMPENSATION......................................     8
  Report on Executive Compensation..........................     8
  Compensation Philosophy...................................     8
  Elements that Make Up Total Compensation for Executives...     9
  Chief Executive Officer (CEO) Compensation................     11
  Internal Revenue Code 162(m) Considerations...............     12
  Conclusion................................................     12

SUMMARY COMPENSATION TABLE..................................     13
  Severance and Employment Agreements.......................     14

OPTION GRANTS IN LAST FISCAL YEAR...........................     15

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
  OPTION VALUES.............................................     16

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR.........     16

PERFORMANCE GRAPH...........................................     17

PENSION PLAN................................................     18

OTHER INFORMATION...........................................     19
  Relationship With Independent Public Accountants..........     19
  Proposals of Security Holders.............................     19
  Solicitation of Proxies...................................     19

ITEMS FOR VOTE

PROPOSAL 1--ELECTION OF DIRECTORS...........................     20

PROPOSAL 2-- APPROVAL OF THE AMENDMENT TO THE 1986 EMPLOYEE
            STOCK PURCHASE PLAN AND RE-APPROVAL OF THE 1986
            EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED........     20

PROPOSAL 3--RE-APPROVAL OF THE ANNUAL AND LONG-TERM
  INCENTIVE PLAN............................................     23

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

The Annual Meeting of Shareholders of UtiliCorp United Inc. will be held at 2:00 p.m. (Central Daylight Time) on Wednesday, May 3, 2000, at the Hyatt Regency Crown Center, 2345 McGee Street, Kansas City, Missouri, to consider and take action on the following:

        1. To elect three Directors: Richard C. Green, Jr., L. Patton Kline, and Ronald T. LeMay, each for a term of three years; and

        2. To amend the 1986 Employee Stock Purchase Plan to allow for the issuance of an additional 1,500,000 shares under the terms of the plan and to re-approve the plan, as amended, to comply with the requirements of
    Section 423 of the Internal Revenue Code; and

        3. To re-approve the Annual and Long-Term Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code.

               YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
                        OF ALL THREE OF THESE PROPOSALS

    THE RECORD DATE FOR THE ANNUAL MEETING IS MARCH 9, 2000. ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON THAT DATE CAN VOTE AT THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Dale J. Wolf

                                          Dale J. Wolf
                                          VICE PRESIDENT AND CORPORATE SECRETARY

March 20, 2000

                               VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

    Whether or not you plan to attend the Annual Meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet procedures described below. To vote by telephone or via the Internet, you will need the control numbers printed on your proxy card. To vote over the telephone, please call the toll-free number listed on your proxy card and follow the prompts.

    To vote via the Internet, proceed to the web address specified on your proxy card. Then simply follow the instructions to submit your vote.

    If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

REVOKING YOUR PROXY

    If you wish to revoke your proxy, you may do so in one of the following ways:

    (1) sending a written statement to that effect to the Corporate Secretary of the Company;

    (2) submitting a properly signed proxy with a later date; or

    (3) voting in person at the annual meeting.

    Please keep in mind that while telephone and Internet votes are recorded immediately, mailed proxy cards will be recorded upon receipt and could override a vote submitted electronically. The last vote received by the tabulator by phone, Internet or mail will be the vote counted.

NUMBER OF SHARES OUTSTANDING

    At the close of business on the record date, March 9, 2000, there were 92,206,029 shares of our common stock outstanding and entitled to be voted at the annual meeting. You are entitled to one vote for each share of stock you own. No other class of our stock is entitled to vote at the annual meeting.

VOTE REQUIRED

    The following is an explanation of the three items that will be voted on at the annual meeting.

    PROPOSAL 1: ELECTION OF DIRECTORS

    In order for a nominee to be elected, he or she must receive a plurality of the votes cast at the Annual Meeting. The three persons receiving the highest number of "FOR" votes will be elected as directors. If you do not want your shares voted for a particular nominee, you may indicate that on your proxy card or when you vote via the telephone or the Internet.

    PROPOSAL 2: AMENDMENT OF THE 1986 EMPLOYEE STOCK PURCHASE PLAN TO ALLOW FOR THE ISSUANCE OF AN ADDITIONAL 1,500,000 SHARES UNDER THE TERMS OF THE PLAN AND TO RE-APPROVE THE PLAN, AS AMENDED, TO COMPLY WITH THE REQUIREMENTS OF
SECTION 423 OF THE INTERNAL REVENUE CODE.

    For the plan and the amendment to allow the issuance of an additional 1,500,000 shares to be approved, a majority of the shares of common stock represented at the annual meeting and entitled to vote must vote in favor of the amendment to the Plan and the re-approval of the Plan, as amended.

    PROPOSAL 3: RE-APPROVAL OF THE ANNUAL AND LONG-TERM INCENTIVE PLAN.

    For the Plan to be re-approved, a majority of the shares of common stock represented and entitled to vote must vote in favor of the re-approval.

    Unless marked to the contrary, all proxies received will be voted "FOR" the election of each of the three nominees for director and "FOR" the approval of Proposals 2 and 3. The abstention or failure to vote shares and broker nonvotes do not count as a vote "against" a nominee or Proposals 2 and 3.

CERTIFICATION OF VOTE

    We have appointed EquiServe to act as the inspector for the meeting and to tabulate and certify the vote.

    Please note that we may sometimes refer to UtiliCorp United Inc. as the "Company" throughout this proxy statement.

                              DIRECTOR INFORMATION

                                  YEAR               PRINCIPAL OCCUPATION             FIRST YEAR
                                  TERM                OR EMPLOYMENT AND                ELECTED
NAME                            EXPIRES           POSITION WITH THE COMPANY          OR APPOINTED     AGE
----                            --------   ----------------------------------------  ------------   --------
 *Richard C. Green, Jr........    2000     Chairman of the Board and Chief               1982          45
                                           Executive Officer of the Company
 *L. Patton Kline.............    2000     Retired Vice Chairman of Marsh &              1986          71
                                           McLennan, Inc., New York, New York
 *Ronald T. LeMay.............    2000     President and Chief Operating Officer of      1999          54
                                           Sprint Corporation, Kansas City,
                                           Missouri
**Avis G. Tucker..............    2000     Editor and Publisher of the Daily Star-       1973          84
                                           Journal, Warrensburg, Missouri
  John R. Baker...............    2001     Retired Vice Chairman of the Board of         1971          73
                                           the Company
  Dr. Stanley O. Ikenberry....    2001     President of the American Council on          1993          65
                                           Education, Washington, D.C.
  Irvine O. Hockaday, Jr......    2001     President and Chief Executive Officer of      1995          63
                                           Hallmark Cards, Inc., Kansas City,
                                           Missouri
  Dr. Shirley A. Jackson......    2001     President of Rensselaer Polytechnic           1999          53
                                           Institute, Troy, New York
  Robert F. Jackson, Jr.......    2002     Retired President of CharterCorp (a bank      1981          74
                                           holding company), Kansas City, Missouri
  Herman Cain.................    2002     Chairman of the Board of Godfather's          1992          54
                                           Pizza, Inc., Omaha, Nebraska
  Robert K. Green.............    2002     President and Chief Operating Officer of      1993          38
                                           the Company

------------------------

 *  Nominee for election as a Director.

**  Avis G. Tucker has chosen not to run for re-election.

BIOGRAPHIES

    Richard C. Green, Jr. has served as Chairman of the Board of the Company since February 1989 and Chief Executive Officer of the Company since May 1985. Mr. Green also served as President of the Company from May 1985 through February 1996. Mr. Green is a director of BHA Group, Inc., Kansas City, Missouri.

    L. Patton Kline retired in 1988 as Vice Chairman of Marsh & McLennan, Incorporated (an international insurance brokerage company), a subsidiary of Marsh & McLennan Companies, Inc., a position he held for four years. He was President of Marsh & McLennan Companies, Inc. from 1980 to 1985. Mr. Kline served as a director of Marsh & McLennan Companies, Inc. from 1975 to 1988.

    Ronald T. LeMay has served as President and Chief Operating Officer of Sprint Corporation since October 1997. From July 1997 to October 1997, he served as Chairman, President and Chief Executive Officer of Waste Management, Inc. Before July 1997, he held various executive positions at Sprint, including President and Chief Executive Officer of Sprint from February 1996 to
July 1997, Vice Chairman of Sprint from April 1995 to February 1996, CEO of Sprint Spectrum L.P. from March 1995 to September 1996 and President of Sprint's Long Distance Division from October 1989 to March 1995. Mr. LeMay serves as a director of Sprint Corporation, Yellow Corporation, Ceridian

Corporation, Imation Corporation and Allstate Corporation and is a member of the National Board of Governors of the Boys and Girls Clubs of America.

    Avis G. Tucker served as Chairman of the Board of the Company from May 1982 through February 1989 and has been editor and publisher of The Daily Star-Journal in Warrensburg, Missouri during the past five years. Mrs. Tucker previously served as director of United Telecommunications, Inc. Mrs. Tucker has chosen not to run for re-election to the Board.

    John R. Baker retired as Vice Chairman of the Board of the Company in December 1995, a position he held since May 1991. He also served as Senior Vice President of the Company from May 1985 through December 1992.

    Stanley O. Ikenberry, Ph.D., has served as President of the American Council on Education since 1996. Dr. Ikenberry is also a Regent Professor and President Emeritus of the University of Illinois. He previously served as President of the University from 1979 to 1995. Dr. Ikenberry serves as a director of Pfizer, Inc. and as a member of the boards of the Smithsonian's Museum of Natural History and the Carnegie Foundation for the Advancement of Teaching.

    Irvine O. Hockaday, Jr. has served as President and Chief Executive Officer of Hallmark Cards, Inc. since January 1986 and served as Executive Vice President of Hallmark Cards, Inc. from 1983 through December 1985. Mr. Hockaday serves as Trustee of the Hall Foundation, is a Trustee of Princeton University and is a director of Sprint Corporation, the Ford Motor Company and Dow
Jones, Inc.

    Shirley A. Jackson, Ph.D. has served as President of Rensselaer Polytechnic Institute, a private coeducational institution that emphasizes science and engineering technology, in Troy, New York since July 1, 1999. She previously was the Chairman of the U.S. Nuclear Regulatory Commission from July 1995 through June 1999 and Commissioner of the NRC from May 1995 through June 1999. Earlier, she was a Professor of Physics at Rutgers University in New Jersey from 1991 to 1995 and a Theoretical Physicist in Solid State and Quantum Physics and Optical Physics Research at AT&T Bell Laboratories from 1976 to 1991. Dr. Jackson serves as a director of FedEx Corporation and Sealed Air Corporation.

    Robert F. Jackson, Jr. retired in July 1985 as president of CharterCorp (a bank holding company). Mr. Jackson has served as a director on the boards of various Missouri banks.

    Herman Cain has served as Chief Executive Officer of Digital Restaurant Solutions, a Stamford, Connecticut based Walker Digital affiliated software technology company, since July 1999. He has continued to serve for the past
14 years as Chairman of the Board of Godfather's Pizza, Inc. in Omaha, Nebraska. Mr. Cain is also Chief Executive Officer of T.H.E., Inc., a leadership consulting company. Mr. Cain serves as a director of Nabisco Holdings Corp. and the Whirlpool Corporation.

    Robert K. Green has served as President and Chief Operating Officer of the Company since February 1996, and earlier served as Executive Vice President of the Company from January 1993 to February 1996. He held several executive positions at the Company's Missouri Public Service division since 1988, including two years as President. Mr. Green also serves as Chairman of United Energy Limited, UnitedNetworks Limited and Aquila Energy Corporation (affiliates of the Company). Mr. Green is Co-Chairman of the Kansas City Area Development Council and a director of Quanta Services, Inc. and UMB Bank, n.a.

    Richard C. Green, Jr. and Robert K. Green are brothers and are nephews of Avis G. Tucker.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

    During 1999, our Board met ten times. Our Board has five standing committees and the duties of each committee are described below. All directors attended at least 75% of the meetings of the Board and of the committees on which they served during the period in which they held office.

                                                                                             NUMBER OF
                                                                                             MEETINGS
              COMMITTEES                                                      COMMITTEE       HELD IN
             OF THE BOARD                    DUTIES OF THE COMMITTEE           MEMBERS         1999
---------------------------------------  -------------------------------  -----------------  ---------
Audit..................................  Reviews management's             Jackson*               3
                                         independent accountant           Ikenberry
                                         selection and makes              Kline
                                         recommendations to the Board
                                         based on that review. Reviews
                                         and approves audit plans,
                                         accounting policies, financial
                                         statements and financial
                                         reporting, internal audit
                                         reports and internal controls.
Pension................................  Establishes and administers our  Tucker*                2
                                         retirement plan and certain      Baker
                                         other related employee benefit   Robert Green
                                         plans.
Compensation...........................  Reviews and makes                Hockaday*              2
                                         recommendations to the Board     Cain
                                         regarding policies, practices    Kline
                                         and procedures relating to
                                         compensation of key employees.
                                         Establishes and administers our
                                         compensation programs and
                                         plans.
Nominating.............................  Considers and recommends         Ikenberry*             2
                                         nominees for directors           Cain
                                         including those directors        Baker
                                         nominated by the shareholders.   Hockaday
                                         **                               Tucker
Executive..............................  Exercises the authority of the   Richard Green*         1
                                         Board, when the Board is not in  Robert Green
                                         session, on such matters as are  Hockaday
                                         delegated to it by the Board     Ikenberry
                                         from time to time.

------------------------

*   Indicates Committee Chairperson

** Shareholders desiring to suggest candidates should advise the Corporate Secretary in writing by December 31 of the year preceding the annual meeting and include sufficient biographical information to permit an appropriate evaluation.

DIRECTOR COMPENSATION

    Directors who are employees do not receive fees or any other compensation for their services as directors. Directors who are not employees receive an annual retainer of $35,000, plus $1,250 for each Board meeting they attend. Non-Employee Directors also receive an annual fee of $2,500 for each Board Committee on which they serve. They may choose to defer all or part of their fees under our Capital Accumulation Plan. In addition, Non-Employee Directors are reimbursed for expenses, including travel, they incur in connection with attending meetings. Non-Employee Directors receive $30,000 in shares of common stock each year pursuant to the 1990 Non-Employee Director Stock Plan. Receipt of shares of common stock may be deferred under the terms of the Plan.

                          STOCK OWNERSHIP INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The rules of the Securities and Exchange Commission require us to disclose any late filings of stock ownership reports by our directors and executive officers. There was one late filing in 1999. Mr. Jackson failed to report on the annual Form 5 filings dividends from shares held in a brokerage account reinvested pursuant to a dividend reinvestment plan.

STOCK OWNERSHIP GUIDELINES

    Your Board of Directors adopted stock ownership guidelines for our executives in 1995. The chief executive officer and chief operating officer are expected to own common stock having a value of at least five times their annual base salary. Senior vice presidents of the organization are expected to own common stock with a value of at least two times their annual base salary and vice presidents are expected to own stock having a value of at least their annual base salary. If stock ownership levels are not met, the officers' payout under the long-term element of the Annual and Long-Term Incentive Plan is paid in common stock. If their target ownership levels are met, the officers may take their payout in cash or a combination of cash and stock. Any common stock issued under the annual incentive element of the Annual and Long-Term Incentive Plan cannot be sold for one year after it is issued. Common stock issued under the long-term element of the Plan cannot be sold for one year after it is issued.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    In general, "beneficial ownership" includes those shares a director or officer has sole or shared power to vote or transfer, and stock options that are currently exercisable or that are exercisable within 60 days. On December 31, 1999, the directors and executive officers of UtiliCorp beneficially owned a total of 4,566,972 shares of our common stock.

                                      ISSUED SHARES          EXERCISABLE STOCK   TOTAL BENEFICIAL       PERCENT OF
NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED            OPTIONS           OWNERSHIP            CLASS(1)
------------------------            ------------------       -----------------   ----------------       ----------
Richard C. Green, Jr..............       2,705,307(2)(4)           456,098          3,161,405(2)(4)         3.4%
Avis G. Tucker....................          83,776(3)(5)          --                   83,776(3)(5)       --
L. Patton Kline...................          15,866                --                   15,866             --
John R. Baker.....................         230,629(4)             --                  230,629(4)          --
Dr. Stanley O. Ikenberry..........           7,722                --                    7,722             --
Irvine O. Hockaday, Jr............           6,356                --                    6,356             --
Robert F. Jackson, Jr.............          36,393                --                   36,393             --
Herman Cain.......................           7,198                --                    7,198             --
Ronald T. LeMay...................             260                --                      260             --
Robert K. Green...................       2,408,131(2)              235,806          2,643,937(2)            2.8%
James G. Miller...................          52,347                 101,853            154,200             --
Charles K. Dempster...............          49,992                  59,651            109,643             --
Edward K. Mills...................          35,065                  17,100             52,165             --
Directors and Executive Officers
  as a group (23 persons).........       3,518,720(2)(9)         1,048,252          4,566,972(2)(4)         4.9%

------------------------

(1) Percentages are omitted for Directors and Executive Officers who own less than 1% of common stock.

(2) Includes 2,117,599 shares held by the Green Family UCU Limited Partnership of which Richard C. Green, Jr. and Robert K. Green are general partners with shared voting and investment power.

(3) Mrs. Tucker is a trustee of trusts which hold a part of the limited partnership units of the Green Family UCU Limited Partnership and shares voting and investment power with other trustees with respect to the units held in such trusts. The units may be voted together with other limited partnership units to approve or disapprove any disposition of the 2,117,599 shares of the common stock held by the limited partnership and may also be voted together with other limited partnership units to direct the voting of the common stock on certain matters.

(4) Includes 193,089 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with shared voting and investment power.

(5) Excludes 193,089 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with shared voting and investment power.

GREEN FAMILY OWNERSHIP AND EMPLOYEE OWNERSHIP

    Richard C. Green, Jr., Robert K. Green, Avis G. Tucker, members of their family and trusts for the benefit of members of the Green family owned as of December 31, 1999, 3,650,726 shares or approximately 3.9% of our common shares outstanding. This number includes shares held by the Green Family UCU Limited Partnership.

    We encourage employee ownership of our common stock. We feel that employees who have a vested interest in the Company make decisions in their daily work that are in our best interest and in the best interest of our shareholders. As of December 31, 1999, employees owned, either directly or beneficially, approximately 11,532,000 shares or approximately 12.4% of our outstanding common shares. This includes the Green family ownership described above.

                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

    The following report on executive compensation is submitted by our Compensation Committee:

    As members of the Compensation Committee of the Board of Directors (the "Compensation Committee"), we consider providing oversight and guidance for the administration of executive compensation as our most important role. While performing this role, we want to make sure that the compensation policies and practices support the achievement of the Company's short- and long-term goals along with maintaining the Company's organizational values, but most importantly, support the ongoing creation of shareholder value.

    As three independent, non-employee directors, we maintain an impartial view as we oversee the Company's executive compensation activities. Impartiality is important as we approve the designs, assess the effectiveness, and oversee the administration of the compensation programs. We also review and approve all salaries and other forms of compensation for the Company's executives, and evaluate the Company's executives' performance along with other related matters.

COMPENSATION PHILOSOPHY

    Our overall philosophy is to make sure the Company's executive pay is competitive with that of similar companies, while rewarding executives based on how successful they are at achieving certain goals. We chose this philosophy because the Company must compete with many other companies to attract and develop a talented group of employees. At the same time, we know it is important to achieve financial success. Therefore, our compensation philosophy is built on the following principles:

    - Total compensation should provide a competitive advantage over companies competing for management talent;

    - Heavy emphasis is put on incentive pay linked to achievement of goals;

    - Compensation programs are designed to support the achievement of the Company's business strategy; and

    - Executives' long-term compensation is closely tied to the total return on the Company's common stock.

    We seek advice from an independent compensation consultant to ensure we are accurately comparing the Company's executive compensation levels to those of similar companies. Some of the factors we consider are: business operations, sales, market values, employment levels, and lines of business. The group of companies that we use for comparing compensation levels is not the same group of companies that is used in the Stock Performance Graph in this proxy statement. The reason for this difference is that the Company's most direct competitors in attracting and retaining executive talent are not always the same companies that make up the Company's typical industry peer group.

ELEMENTS THAT MAKE UP TOTAL COMPENSATION FOR EXECUTIVES

    The Company's total compensation consists of the following components: base salary, annual incentives, long-term incentives and benefits. Each of these elements is described below. We consider these components an integral piece of an executive's compensation package. Other pieces we look at are severance plans and benefits. We want to make sure the total compensation package is competitive.

    - BASE SALARY

       We review each executive officer's base salary annually. Base salaries are targeted to approximate the average base salaries paid to executives of similar companies for each position. To make sure each executive is paid appropriately, we consider the executive's level of responsibility, prior experience, overall knowledge, executive pay for similar positions in other companies and executive pay within the Company.

       Base salaries represent the amount executives are paid on a regular basis (as opposed to an incentive, which is only paid when certain goals are achieved). Therefore, this part of an executive's pay is a very important tool in attracting and retaining talented people. The flexibility in our base pay program allows us to reward individual executives for superior work that may not be immediately reflected in financial measurements, but is important to everyday business operations.

       When evaluating individual performance, we look at the executive's efforts in promoting the Company's values; participation in ongoing education and management training; improving project quality; strengthening relationships with customers; developing relationships with strategic partners and employees; demonstrating leadership abilities with co-workers; and other goals. Overall, executive base salaries were increased in 1999 at a rate similar to increases provided by other companies with which the Company competes.

    - ANNUAL INCENTIVES

       Another major part of each executive's total compensation is the annual incentive. The amount awarded to each executive is targeted to be above the average of what the Company's competitors would award their executives for targeted performance. Because the Company sets aggressive incentive targets that are above the average of those of its competitors, there are occasions when incentive awards are greater than the average of it competitors. The targeted award amount is based on advice from an independent compensation consultant. The actual award will vary, and may not be paid at all, based upon the Company's financial results for the year. If an award is earned, it is paid in cash or restricted stock at the election of the executive.

       If an executive decides to take all or part of the annual incentive in stock, the stock received is restricted from sale for one year. All amounts paid in restricted common stock are increased by 33% over the cash equivalent amount. As an example, if an executive receives an annual incentive award of $50,000 and elects to take $20,000 in restricted stock, we will award the executive an additional $6,600 (33% of $20,000) in restricted stock.

    - LONG-TERM INCENTIVES

       Long-term incentives are provided according to our Annual and Long-Term Incentive Plan. We determine if an executive is eligible for participation in this plan based on prior experience, performance measures and compensation practices of the Company's competitors. Only executives who have an on-going, company-wide impact are eligible to participate in this plan. We also have the authority to grant restricted stock to reward special performance or to retain key executives.

       We have decided to award long-term incentives to each eligible executive in the following proportion for the three-year cycle beginning in 2000:
       90% performance units and 10% stock options. Incentive awards are available at the conclusion of each three-year cycle. Award amounts, if any, are based on defined financial performance measures over the preceding three years as compared to a specific group of comparative companies. The objective of this design is to pay long-term incentive awards each year that are above the average of what similar companies would pay their executives for targeted performance. We regularly review the companies used for comparison, decide on the performance criteria, and receive advice from an independent compensation consultant to ensure a fair, appropriate program.

       For each three-year cycle, we compare our Total Shareholder Return ("TSR") results to either a published or special index. These indexes may include the Standard & Poor's 500 Stock Index or a specific group of companies in business lines and/or operations similar to ours. The group of companies that we used as a comparison group for the Annual and Long-Term Incentive Plan cycle ending December 31, 1999, consisted of BP Amoco, Enron, Pacific Gas & Electric, Consolidated Natural Gas, Duke Energy, Entergy, MCN Energy Group, Reliant Energy, Cinergy, Southern Co., Texaco Inc., and Kinder Morgan, Inc. (formerly KN Energy). For the three-year period ended December 31, 1999, the average TSR of the group was 22.21% and the Company's TSR was 28.28% ranking it 3 out of 13 companies. To minimize the effect of year-end price spikes, the TSR calculation uses the average closing price for the last 30 calendar days of the beginning and ending cycle year.

    - PERFORMANCE UNITS

       Performance units are designed to tie executives' long-term compensation directly to specific corporate performance measures. Each performance unit is equivalent in value to one share of the Company's common stock on the last trading day of the three-year cycle plus the dividends paid over the preceding three-year cycle. The cycles for the years 1998-2000, 1999-2001, and 2000-2002 are based on TSR as compared to a specific group of companies in business lines and/or operations similar to ours ("peer group").

       Based on the Company's TSR results for the 1997-1999 cycle and its subsequent placement as compared to its peer group, we approved a pay-out of 200% of targeted performance units.

       Payments made under the three-year performance cycles are in the form of restricted stock until the executive has accumulated certain targeted shareholdings of the Company from any source, excluding unexercised stock options. Once the executive has exceeded the targeted share ownership, compensation, if any, from the plan will be paid in cash or restricted stock at the option of the executive. If an executive elects to take all or a portion of his or her long-term incentive in the form of restricted stock, the amount of the award taken in restricted stock will be increased by 25% and will be paid in restricted stock just as the annual incentives.

    - STOCK OPTIONS

       We grant stock options every year under the 1986 Stock Incentive Plan to the Company's executives who are eligible to participate in the Annual and Long-Term Incentive Plan. The stock options are priced at the fair market value of the Company's common stock on the date of the grant. Therefore, these stock options only have value to the executives if the stock price goes up following the date of the grant. This is intended to make sure the executives are focused on creating long-term shareholder value. The stock options vest over a four-year period; 25% at the end of the second and third years and 50% at the end of the fourth year. The reason for this four-year vesting period is to create a mechanism to provide an incentive for the executives to stay with the Company during that period.

       In a further effort to achieve long-term success, we sometimes issue stock options to key employees who do not participate in the Annual and Long-Term Incentive Plan. The number of options granted is determined by each employee's level of responsibility, contribution, and the projected value of the stock options. Broad-based employee stock option grants are sometimes awarded to those who do not participate in our Long-Term Incentive Plan based on each employee's level of annual salary. These stock options are also priced at the fair market value of the Company's common stock on the date of the grant and have a one year vesting period.

    - BENEFITS

       The benefits we offer key executives serve a different purpose than the compensation programs described above. In general, they provide some level of protection against the chance of an executive having financial difficulties as a result of illness, disability, or death. The benefits offered are usually comparable to those offered to all other employees with some differences based on tax and employee benefit laws.

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    We review the Chief Executive Officer's base salary every year. In doing so, we compare his pay to the pay of other CEO's in comparable companies. Currently, Richard Green's salary is lower than the average level of pay for CEO's of comparable companies. On February 1, 2000, Mr. Green's base salary was increased 13.92% to $900,000 per year, approximately the average increase of his peers.

    Mr. Green's annual incentive compensation is based on achievement of plans associated with an increase in the Company's earnings per share and an assessment of how well Mr. Green managed the Company. Normalized basic earnings per share ("EPS") in 1999 were $1.75. In addition, we set a 2000 EPS growth plan of 6.3%, which yielded a maximum pay-out for the growth plan element of the 1999 Annual Incentive Plan. These financial results and growth plan, when combined with our evaluation of Mr. Green's management performance, earned him an annual incentive award of $853,200. Mr. Green decided to take this award in the form of restricted stock. As a result he received an additional 33% of the value of the shares in the form of restricted stock for a total value of $1,134,756.

    Mr. Green was also awarded performance units because he participated in the Annual and Long-Term Incentive Plan for the three-year cycle of 1997-1999. When compared to the list of competitors, the Company's relative shareholder return ranked at a level that allowed Mr. Green to receive 69,000 (targeted performance units of 34,500 X 200%) performance units. Each performance unit was worth the value of one share of our common stock on the last trading day of the three-year cycle, plus dividends paid over the three-year cycle. Mr. Green elected to receive his award of

$1,572,441 in restricted stock. As a result he received an additional 25% of the value of the shares in the form of restricted stock for a total value of $1,965,551.

    In addition to the performance units, Mr. Green was granted 195,000 stock options under the 1986 Stock Incentive Plan at a price of $23.0833. These options vest over a four year period as described above.

    A new three-year performance cycle started in 1998 and will be completed at the end of 2000. Another three-year cycle started in 1999 and will conclude at the end of the year 2001. An independent compensation consultant assisted us in determining the number of performance units that may be granted following each cycle. Our goal was to make sure that Mr. Green's compensation would equal at least 75% of what our competitors pay their Chief Executive Officers, if the Company meets its financial targets. However, if the Company doesn't meet the minimum level of performance associated with these goals, Mr. Green will not be paid anything under this Plan.

INTERNAL REVENUE CODE 162(M) CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code states that the Company cannot deduct from its income taxes any executive compensation greater than $1 million, unless it is paid based on the achievement of clear performance-related goals and is paid under plans that meet certain requirements of the Code. We plan to continue to rely on compensation programs that are based on achievement of specific performance-related goals. These programs will continue to be designed to fulfill, in the best possible manner, future corporate business objectives. We also intend to design compensation programs that satisfy the requirements of Section 162(m) so that the Company is able to deduct from its income taxes compensation greater than $1 million that might be paid to executives. We believe that compensation paid in 1999 is deductible from the Company's income taxes.

CONCLUSION

    We believe the executive compensation programs we have described to you serve your interests as stockholders. These programs are designed to motivate the executives to help the Company succeed both today and in the future. We will continue to monitor the effectiveness of our total compensation programs to ensure they promote the needs and goals of the Company.

        Irvine O. Hockaday, Jr.        L. Patton Kline        Herman Cain

                           SUMMARY COMPENSATION TABLE

                                                                       OTHER          RESTRICTED                     LONG-TERM
NAME AND PRINCIPAL                                                    ANNUAL            STOCK            STOCK       INCENTIVE
POSITION                          YEAR     SALARY($)   BONUS($)   COMPENSATION($)   AWARD(S)(1)($)   OPTIONS(2)(#)    PLAN($)
------------------              --------   ---------   --------   ---------------   --------------   -------------   ---------
Richard C. Green, Jr..........    1999      768,678          0         30,145          1,134,756        195,000      1,965,551
Chairman & CEO                    1998      720,674          0         32,415          1,041,590        135,000      1,582,325
                                  1997      675,192          0         13,821          1,020,163        212,100       574,148

Robert K. Green...............    1999      630,194          0         19,138            912,114        156,000      1,572,441
President & COO                   1998      517,786          0         50,814            840,294        108,000      1,265,680
                                  1997      507,115          0         20,893            765,122        169,680       278,384

Charles K. Dempster...........    1999      336,862          0         43,073            323,124         70,500       461,476
Senior Vice President             1998      307,116    115,601        252,523            153,749         52,500       371,502
                                  1997      269,861     92,675         16,366            123,258         51,150        80,595

Edward K. Mills...............    1999      263,626    636,600         36,146                  0         70,500       174,055
President, Aquila Energy          1998      221,912    490,000         20,571                  0         34,200       491,352
                                  1997      189,160    771,302         10,130                  0         54,200             0

James G. Miller...............    1999      284,781    234,870         33,745                  0         70,500       410,202
Senior Vice President             1998      268,147    216,742         28,291                  0         52,500       330,224
                                  1997      241,538    212,712         22,356                  0         44,400        62,088


NAME AND PRINCIPAL               ALL OTHER
POSITION                        COMPENSATION
------------------              ------------
Richard C. Green, Jr..........       36,758(3)
Chairman & CEO                       41,992
                                     60,262
Robert K. Green...............       58,981(4)
President & COO                      47,693
                                     61,895
Charles K. Dempster...........       38,468(5)
Senior Vice President               164,197
                                    251,396
Edward K. Mills...............       25,120(6)
President, Aquila Energy             22,386
                                     19,196
James G. Miller...............       27,178(7)
Senior Vice President                28,521
                                     30,238

------------------------------

1) Restrictions lapse at various times following the third anniversary of the grant. Dividends are paid on restricted stock awards at the same rate as paid to all shareholders. As of December 31, 1999, the value of total shares of restricted stock held by the above officers is: Mr. Richard C. Green, Jr. (216,684 shares; $4,164,450); Mr. Robert K. Green (242,232 shares;
    $4,655,457); Mr. Dempster (44,559 shares; $856,379); Mr. Mills
    (24,352 shares; $468,021); and Mr. Miller (7,200 shares; $138,377). All market values are determined as of December 31, 1999. Grants made on March 10, 2000 for 1999 service are included in the market value totals described in the "Restricted Stock Awards" column above for the year 1999, representing restricted stock granted in lieu of annual bonuses.

2) Share amounts have been adjusted for the 3-for-2 stock split effective March 12, 1999.

3) Consists of employer contributions to the UtiliCorp United Restated Savings Plan of $14,800, a lump-sum payment of perquisite allowance for 1999 of $20,000, and premium paid for term life insurance and AD&D insurance equivalent to three times salary of $1,958.

4) Consists of employer contributions to the UtiliCorp United Restated Savings Plan of $4,800, a lump-sum payment of perquisite allowance for 1999 of $15,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $1,369, and employer contributions to the Supplemental Contributory Retirement Plan of $37,812.

5) Consists of employer contributions to the UtiliCorp United Restated Savings Plan of $9,800, a lump-sum payment of perquisite allowance for 1999 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $3,171, employer contributions to the Supplemental Contributory Retirement Plan of $15,027, and a payment for foreign assignments of $5,470.

6) Consists of employer contributions to the UtiliCorp United Restated Savings Plan of $14,400, a lump-sum payment of perquisite allowance for 1999 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $469, and employer contributions to the Supplemental Contributory Retirement Plan of $5,251.

7) Consists of employer contributions to the UtiliCorp United Restated Savings Plan of $9,800, a lump-sum payment of perquisite allowance for 1999 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to $50,000 of $291, and employer contributions to the Supplemental Contributory Retirement Plan of $12,087.

SEVERANCE AND EMPLOYMENT AGREEMENTS

    The employment agreements of Richard C. Green, Jr. and Robert K. Green entitle them to an annual base salary of at least $790,000 and $635,000, respectively. In addition, Richard C. Green, Jr. will continue as Chairman and Chief Executive Officer and Robert K. Green will continue as President and Chief Operating Officer for the term of the agreements. Each will also continue to participate in our benefit and incentive plans during the term of the agreements.

    If either is terminated without good cause or if either quits for good reason, we will continue to pay his base salary for three years following the date of termination. In addition, we will pay a one-time amount equal to three times the highest incentive compensation award he would have received for the year terminated if all targeted goals in effect on the date of the termination are exceeded. Each will also receive certain other amounts consistent with what he would have received as an active employee.

    With the exception of Richard C. Green, Jr. and Robert K. Green, the people listed in the Summary Compensation Table have entered into severance agreements with the Company. The agreements give the executives certain severance benefits following a change in control and are designed to avoid an interruption of management following a change in control.

    If, following a change in control, an executive's employment with us is terminated for any reason, that person is entitled to a one-time, lump sum severance payment equal to 2.99 times average annual compensation for the five prior years. An executive is not entitled to a severance payment if the executive dies, retires, becomes disabled, is terminated for cause or quits without good reason.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               % OF TOTAL
                                                OPTIONS
                                               GRANTED TO
                                 OPTIONS      EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION       GRANT DATE
NAME                          GRANTED(#)(2)   FISCAL YEAR      PRICE($/SH)         DATE      PRESENT VALUE $(1)
----                          -------------   ------------   ----------------   ----------   ------------------
Richard C. Green, Jr........     195,000           7.38%          28.0833        02-02-09         $479,700
  Chairman and CEO

Robert K. Green.............     156,000           5.91%          23.0833        02-02-09          383,760
  President and COO

Charles K. Dempster.........      70,500           2.67%          23.0833        02-02-09          173,430
  Senior Vice President

Edward K. Mills.............      70,500           2.67%          23.0833        02-02-09          173,430
  President, Aquila Energy

James G. Miller.............      70,500           2.67%          23.0833        02-02-09          173,430
  Senior Vice President

------------------------

(1) Black-Scholes Assumption

    The estimated present value on the date of grant reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

    - An exercise price on the option of $23.0833, equal to the fair market value of the underlying stock on the date of grant.

    - An option term of 10 years.

    - An interest rate of 4.72% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term.

    - Volatility of 19.55% calculated using daily stock prices for one-year period prior to the grant date.

    - Dividends at the rate of $1.20 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

    - Reductions of approximately 16.62% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 4.76% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

    The ultimate values of the options will depend on the future market price of the our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the our common stock over the exercise price on the date the option is exercised.

    Options were granted on February 2, 1999 and 25% can be exercised after the second anniversary of the grant, an additional 25% can be exercised after the third anniversary of the grant and the final 50% can be exercised after the fourth anniversary of the grant.

(2) Share amounts have been adjusted to reflect the 3-for-2 stock split effective March 12, 1999.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                      UNEXERCISED     VALUE OF UNEXERCISED
                                                                      OPTIONS AT      IN-THE-MONEY OPTIONS
                                      SHARES                           FY-END(#)        AT FY-END($)(2)
                                   ACQUIRED ON         VALUE         EXERCISABLE/         EXERCISABLE/
NAME                              EXERCISE(#)(1)   REALIZED($)(2)    UNEXERCISABLE       UNEXERCISABLE
----                              --------------   --------------   ---------------   --------------------
Richard C. Green, Jr............           0           $     0      456,098/402,300    $285,111/76,250
  Chairman and CEO
Robert K. Green.................           0                 0      235,806/321,840     191,340/61,000
  President and COO
Charles K. Dempster.............      43,548           274,283       59,651/135,451     18,778/18,389
  Senior Vice President
Edward K. Mills.................       8,550            38,317       17,100/113,250      6,148/12,295
  President, Aquila Energy
James G. Miller.................           0                 0      101,853/132,075     58,138/15,962
  Senior Vice President

------------------------

(1) Option holders may surrender shares to pay the option exercise price and tax withholding requirements. The amounts provided assume no shares were surrendered.

(2) Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as applicable, minus the exercise price.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                 TARGET         PERFORMANCE OR
                               PERFORMANCE    OTHER PERIOD UNTIL
NAME                            UNITS(#)     MATURATION OR PAYOUT   THRESHOLD($)   TARGET($)   MAXIMUM($)
----                           -----------   --------------------   ------------   ---------   ----------
Richard C. Green, Jr.........     66,000           12-31-01            363,000     1,650,000   3,300,000
  Chairman and CEO
Robert K. Green..............     52,800           12-31-01            290,400     1,320,000   2,640,000
  President and COO
Charles K. Dempster..........     24,000           12-31-01            132,000       600,000   1,200,000
  Senior Vice President
Edward K. Mills..............     24,000           12-31-01            132,000       600,000   1,200,000
  President, Aquila Energy
James G. Miller..............     24,000           12-31-01            132,000       600,000   1,200,000
  Senior Vice President

    The long-term awards are expressed in the form of performance units. Each performance unit is equal in value to one share of common stock on the last trading day of the three-year cycle plus the dividends paid over the three-year cycle. Threshold payment is based on 22% of the target performance units. Maximum payment is based on 200% of the target performance units.

                               PERFORMANCE GRAPH

    The graph compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of
(1) the S&P 500 Index and (2) the Edison Electric Institute Combination Gas and Electric Utility Index.

    The graph assumes that the value of the investment in our stock and each index was $100 on January 1, 1995 and that all dividends were reinvested.

DATA POINTS

                                                   UTILICORP COMMON STOCK   EEI INDEX   S&P 500 INDEX
                                                   ----------------------   ---------   -------------
                                                              100               100            100
12/95............................................          111.79            127.37         137.53
12/96............................................          109.44            126.57         169.11
12/97............................................          166.71            163.61         225.55
12/98............................................          165.12             190.1         290.04
12/99............................................          140.57             154.5         350.95

                                  PENSION PLAN

    We maintain the UtiliCorp United Inc. Restated Retirement Income Plan (the "Retirement Plan"). Employees do not make contributions to this plan and the benefits are paid based on an employee's years of service and final average compensation. Final average compensation is defined in this Retirement Plan as total base salary excluding overtime payments, bonuses, amounts deferred to non-qualified deferred income plans and any other extraordinary compensation. Final average compensation does include employee contributions made to the UtiliCorp United Inc. Retirement Investment Plan and the flexible spending plan. Final average compensation is computed using an individuals' four highest consecutive years' salary.

    Benefits payable from the Retirement Plan are limited by provisions of the Internal Revenue Code. We maintain an unfunded supplemental retirement plan to provide for the payment of retirement benefits calculated in accordance with the Retirement Plan which would otherwise be limited by the provisions of the Code.

    The years of credited service for each officer named in the Summary Compensation Table are as follows: Richard C. Green, Jr., 21 years; Robert K. Green, 11 years; James G. Miller, 16 years; Charles K. Dempster, 7 years; Edward
K. Mills, 7 years

    The following table sets forth the estimated annual benefits payable to people in specified remuneration and service classifications assuming retirement in 2000 at age 62:

                                           YEARS OF PENSION SERVICE
    FINAL AVERAGE       ---------------------------------------------------------------
    COMPENSATION           15         20         25         30         35         40
---------------------   --------   --------   --------   --------   --------   --------
      $200,000          $ 37,608   $ 53,744   $ 69,880   $ 86,016   $ 90,516   $ 95,016
       250,000            47,658     68,044     88,430    108,816    114,441    120,066
       300,000            57,708     82,344    106,980    131,616    138,366    145,116
       350,000            67,758     96,644    125,530    154,416    162,291    170,166
       400,000            77,808    110,944    144,080    177,216    186,216    195,216
       450,000            87,858    125,244    162,630    200,016    210,141    220,266
       500,000            97,908    139,544    181,180    222,816    234,066    245,316
       550,000           107,958    153,844    199,730    245,616    257,991    270,366
       600,000           118,008    168,144    218,280    268,416    281,916    295,416
       650,000           128,058    182,444    236,830    291,216    305,841    320,466
       700,000           138,108    196,744    255,380    314,016    329,766    345,516
       750,000           148,158    211,044    273,930    336,816    353,691    370,566
       800,000           158,208    225,344    292,480    359,616    377,616    395,616
       850,000           168,258    239,644    311,030    382,416    401,541    420,666
       900,000           178,308    253,944    329,580    405,216    425,466    445,716
       950,000           188,358    268,244    348,130    428,016    449,391    470,766

    These benefits are applicable to employees retiring after December 31, 1999 at age 62 and have been computed on the basis of a straight-life annuity.

    James G. Miller has a supplemental retirement agreement that provides for the payment of an annual retirement benefit of $40,000 in addition to the benefit provided in the above table.

                               OTHER INFORMATION

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    We retained Arthur Andersen LLP as our independent public accountants for 1999. Arthur Andersen LLP has audited our financial statements since May 1992.

    Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The Audit Committee of the Board of Directors recommended that we retain Arthur Andersen LLP as our independent public accounting firm for the year 2000 at the quarterly meeting of the Board on February 2, 2000.

PROPOSALS OF SECURITY HOLDERS

    If you want to submit proposals for possible inclusion in the 2001 proxy statement, you must do so on or before November 20, 2000. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to you on or before March 20, 2001.

    Also, if you want to bring a matter before the 2001 annual shareholders meeting, our bylaws require you to notify us in writing at least 60 days prior to the meeting. Our 2001 annual shareholders meeting is scheduled for May 2, 2001. Accordingly, we must receive all notices by March 2, 2001.

SOLICITATION OF PROXIES

    We are making this solicitation by mail, but our officers or employees may also solicit proxies by telephone or in person. We may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. We have hired Morrow & Co. for $7,500 plus reimbursement of out-of-pocket expenses to assist in the solicitation.

                                 ITEMS FOR VOTE
                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Three Directors of the Company are to be elected to hold office for three years. The following persons have been designated as nominees for the office:
Richard C. Green, Jr., L. Patton Kline, and Ronald T. LeMay.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                         FOR EACH NOMINEE FOR DIRECTOR.

                                   PROPOSAL 2
        TO AMEND THE 1986 EMPLOYEE STOCK PURCHASE PLAN TO ALLOW FOR THE ISSUANCE OF AN ADDITIONAL 1,500,000 SHARES UNDER THE TERMS OF THE PLAN
           AND TO RE-APPROVE THE PLAN, AS AMENDED, TO COMPLY WITH THE REQUIREMENTS OF SECTION 423 OF THE INTERNAL REVENUE CODE.

INTRODUCTION

    The 1986 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on April 1, 1986, and approved by shareholders on May 7, 1986. The Purchase Plan was thereafter amended during 1992 to increase the number of authorized shares under the Purchase Plan.

    The Purchase Plan provides the employees of the Company and its subsidiaries the opportunity to purchase the Company's Common Stock during certain option periods throughout the year. On February 2, 2000, the Board of Directors adopted an amendment to the Purchase Plan to increase the number of shares available for issuance under the Purchase Plan by an additional 1,500,000 shares, subject to shareholder approval. Upon shareholder approval, the Purchase Plan will be amended to include an additional 1,500,000 shares available for issuance under the Purchase Plan. The Board of Directors feels that the Purchase Plan has proved to be of substantial value in stimulating the efforts of employees and increasing their ownership stake in the Company. In light of the Company's continued growth, the number of shares remaining for issuance under the Purchase Plan is insufficient to provide adequately for the participation of the number of eligible employees who wish to purchase stock. The entire Purchase Plan, as amended, is being resubmitted to the shareholders for approval to comply with certain requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") so the Company may apply for the listing on the New York Stock Exchange of the 1,500,000 additional shares of Common Stock reserved for issuance under the Purchase Plan.

    The following discussion summarizes the material features of the Purchase Plan. The full text of the Purchase Plan, as amended, appears as Appendix A to this Proxy Statement. Reference is made to such appendix for a full statement of the terms and conditions of the Purchase Plan.

SHARES SUBJECT TO THE PURCHASE PLAN

    A total of 22,042 shares of the Company's Common Stock remains available for purchase by employees upon the exercise of options under the Purchase Plan (as adjusted for stock dividends and stock splits pursuant to the Purchase Plan) (1,522,042 shares with the approval of Proposal 2). Since the inception of the Purchase Plan through October 31, 1999, 2,100,702 shares (adjusted for previous stock splits) have been purchased. The total number of shares under the Purchase Plan will be subject to adjustment by the Board of Directors upon the occurrence of stock dividends, stock splits or other recapitalizations, or by reason of mergers, consolidations or similar changes in outstanding shares of

Common Stock. If any option under the Purchase Plan terminates or expires, the shares allocable to the unexercised option will be available for the purposes of the Purchase Plan.

ADMINISTRATION

    The Purchase Plan is administered by a Committee (the "Committee") appointed by and serving at the pleasure of the Company's Board of Directors. The Committee has full authority to interpret the Purchase Plan and may recommend to the Board of Directors rules for administration of the Purchase Plan.

ELIGIBLE EMPLOYEES

    All employees of the Company, and such subsidiaries as are designated by the Board of Directors, are eligible for an option under the Purchase Plan as of the first option period following such employment if their customary employment is for at least 20 hours in each week and for at least 5 months in each calendar year. The Board of Directors may from time to time change its description of subsidiaries, employees of which may be eligible to participate in the Purchase Plan.

PURCHASE OF SHARES

    On each February 1, May 1, August 1, and November 1, each eligible employee is granted a nontransferable option to purchase Common Stock from the Company on the last day of the option period. Option periods are 3-month periods beginning on February 1, May 1, August 1, or November 1, and ending on the next April 30, July 31, October 31, or January 31. Options expire at the end of the option period. An employee may exercise the option granted by authorizing payroll deductions. Deductions may be authorized on any February 1, May 1, August 1, or November 1, up to 20% of the employee's basic rate of compensation. In addition, an employee may make a lump sum contribution at any time during an option period. As of the last day of the option period, the amount of employee contributions during such option period will be used to purchase whole and partial shares of Common Stock under the employee's option. Such shares may be authorized but unissued shares or may be purchased in the open market. An employee may discontinue the payroll deductions at any time or may change the rate of payroll deductions as of the first day of the option period. If during an option period an employee becomes ineligible to purchase stock under the Purchase Plan because of the termination of employment or if payroll deductions are discontinued during an option period, the employee's contributions will be returned without interest to the employee. An employee has no right, title or interest in any stock subject to an option until the stock has been purchased for and issued to the employee.

    The price for stock purchased under each option is 85% of its fair market value on the first day or the last day of the option period, whichever is lower. (The price at the beginning of the option period is adjusted if there is a stock dividend, stock split, other recapitalization, merger, consolidation or similar change in outstanding shares during the option period.) Fair market value on any day means the closing price on the New York Stock Exchange, or if the Common Stock is not traded on that exchange, on such exchange or market as designated by the Board of Directors.

    The grant of options to an employee and the right to purchase shares are also subject to certain limitations of the Purchase Plan. An employee may not be granted an option if the employee would own (as determined under the Internal Revenue Code) 5% or more of the voting power or value of all classes of stock of the Company or any of its subsidiaries immediately after the option is granted or if options under the Purchase Plan or other plans qualified under the same provision of the Internal Revenue Code would result during any calendar year in the purchase of shares having an aggregate fair market value of more than $25,000. Further, an employee may not purchase in an option period more than the number of shares equal to 20% of such employee's annual basic rate of compensation divided by 85% of the fair market value of the Common Stock, both determined on the first day of the option period.

AMENDMENTS AND TERMINATION

    The Board may amend the Purchase Plan at any time provided that no amendment shall, without the approval of the shareholders of the Company, increase the number of shares of stock available for purchase under the Purchase Plan except by reason of an adjustment for the reasons discussed above. The Purchase Plan may be terminated by the Board at any time, in its entirety or as to any group of employees.

ASSIGNABILITY

    Each employee agrees by participating in the Purchase Plan not to sell, transfer or otherwise dispose of shares purchased under the Purchase Plan for two years from the first day of the option period during which the shares were purchased. No such restriction applied to option periods prior to November 1, 1991. Exception to such restriction on sales may be granted for hardship circumstances to be determined by the Committee.

FEDERAL INCOME TAX CONSEQUENCES

    The Purchase Plan qualifies as an Employee Stock Purchase Plan under
Section 423 of the Code. The grant or exercise of an option under the Purchase Plan will not have a tax impact on the employee or Company. If the employee disposes of the stock acquired upon the exercise of the option after at least two years from the date of grant and one year from the date of exercise, then the employee must treat as ordinary income the amount by which the lesser of
(1) the fair market value of stock at the time of disposition over the exercise price; or (2) the fair market value of the stock on the first day of the option period in which the stock was purchased less the applicable discount (10% for stock purchases prior to May 1, 1989 and 15% for stock purchases after April 30, 1989). Any gain above this amount of ordinary income will be treated as a long-term capital gain. If an employee holds stock at the time of the employee's death, the holding period requirements are automatically deemed to have been satisfied and ordinary income must be realized by the employee in the amount by which the lesser of (1) the excess, if any, of the fair market value of the stock at the time of death over the exercise price or (2) the fair market value of the stock on the first day of the option period in which the stock was purchased less 10% or 15%, as applicable. The Company will not be allowed a deduction if the holding period requirement is satisfied.

    If an employee disposes of stock before the expiration of two years from the date of grant and one year from the date of exercise, then the employee must treat as ordinary income the excess of the fair market value of the stock on the date of exercise of the option over the exercise price. Any additional gain will be treated as long-term or short-term capital gain, depending upon whether the stock was held for more than one year after the date of exercise. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the employee.

PLAN BENEFITS

    Since participation in the Purchase Plan is entirely voluntary on the part of eligible employees, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group and all other employee participants under the Purchase Plan are not presently determinable.

REQUIRED APPROVAL

    A majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting must vote for amendment to the Purchase Plan and for the re-approval of the Purchase Plan, as amended, for it to be approved. Unless marked to the contrary, all proxies will be voted for the amendment to and the re-approval of the Purchase Plan, as amended.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT THE
                       STOCKHOLDERS VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3
 PROPOSAL TO RE-APPROVE THE ANNUAL AND LONG-TERM INCENTIVE PLAN TO COMPLY WITH
        THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

INTRODUCTION

    The Company has an executive compensation plan in place, the Annual and Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan was adopted in 1995 and subsequently amended in 1998. The Incentive Plan, as amended, is being submitted to the shareholders for re-approval because Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") requires such re-approval by the Company's shareholders every five years for the Company to remain eligible for a tax deduction for awards paid under the Incentive Plan to certain executive officers whose total compensation is in excess of $1 million. Accordingly, renewal of approval of the Incentive Plan, as amended, will be presented for consideration at this year's Annual Meeting of Shareholders.

    The purpose of the annual portion of the Incentive Plan is to provide key executives with financial incentives that will motivate and reward performance within established business criteria on which the performance goal is based. The purpose of the long-term portion of the Incentive Plan is to further the growth and profitability of the Company by offering key executives the opportunity to receive incentive awards based on the successful achievement of certain long-range Company goals.

    The following discussion summarizes the material features of the Incentive Plan. The full text of the Incentive Plan, as amended, appears as Appendix B to this Proxy Statement. Reference is made to such appendix for a full statement of the terms and conditions of the Incentive Plan.

ADMINISTRATION

    The Incentive Plan is administered by the Compensation Committee. The Compensation Committee has discretion to identify individual employees who will be eligible to participate in the Incentive Plan based on the Compensation Committee's determination that such employee's performance may have a significant impact on the annual and long-term success of the Company.

ELIGIBLE EMPLOYEES

    Participants in the Incentive Plan with respect to annual awards and long-term awards are key managerial, professional or technical employees, and include the Company's Chief Executive Officer and the other four executives named in the Summary Compensation Table (the "Covered Employees"). All employees of the Company are eligible to participate in the Incentive Plan with respect to discretionary annual awards.

TYPES OF AWARDS

    There are three types of awards payable under the Incentive Plan: annual awards, long-term awards and discretionary annual awards. The performance goals for the annual portion of the Plan are measured over a calendar year and are set no later than April 1 of each year. Under the long-term portion of the Plan, incentive awards are paid to participants on the basis of the Company's performance over a rolling three-year, or longer, cycle. Additional performance measures that may be used are those described below.

    Annual awards and long-term awards are payable in cash, restricted stock, or any combination thereof, as approved by the Board of Directors, or at its discretion, the Compensation Committee for any individual participant in any plan year. Notwithstanding the foregoing, payment of awards in restricted stock shall always be approved by the Compensation Committee.

    Discretionary annual awards are available to any full-time employee of the Company (excluding the Chief Executive Officer of the Company). Discretionary annual awards are determined subjectively by the Chief Executive Officer or each division or unit (subject to approval by the Chief Executive Officer) to recognize outstanding individual performance. Discretionary annual awards are payable in cash.

PERFORMANCE CRITERIA

    The Board of Directors or, at its direction, the Compensation Committee administers the Plan and approves both the annual awards and long-term awards if the achievement of certain goals based on business criteria is met, either over one year or long-term cycles, as the case may be. Such performance goals may be set for the Company as a whole, for each division or unit, or for individual performance criteria. The performance objectives may vary from participant to participant, but with respect to Covered Employees such business criteria to establish a performance goal is currently measured by revenues, units sold, operating income, operating company contribution, cash flow, income before taxes, net income, earnings available per share, return on equity, return on assets, Economic Value Added (EVA) or total return to shareholders, whether applicable to the Company or any relevant subsidiary or business unit, or combination thereof, as the Compensation Committee may deem appropriate or any of the above-mentioned goals as compared to the performance of a published or special index deemed appropriate by the Compensation Committee, including, but not limited to, the Standard and Poor's 500 Stock Index or a group of comparator companies. In addition, the criteria selected by the Compensation Committee includes a minimum performance standard below which no payment will be made and a maximum performance level above which no increase in payment will be made. Under the current terms of the Incentive Plan, an annual award or a long-term award paid under the Incentive Plan will not exceed 400% of the annual base salary of a Covered Employee on January 1 for the year in which an award is paid. The Incentive Plan calls for the Compensation Committee to at all times administer the Incentive Plan with respect to Covered Employees so that compensation paid as annual awards or long-term awards thereunder will be tax-deductible as performance-based compensation under Section 162(m) of the Code.

    Any discretionary annual awards will be outside of the definition of "performance-based" compensation and thus will count toward the $1 million per person compensation limit which may be deducted in any year.

PLAN BENEFITS

    While the amount of the annual or long-term award that may be awarded to a Covered Employee for any Plan Year cannot be determined, payments under the annual portion of the Incentive Plan for the preceding three years are included in the Summary Compensation Table and potential awards under the long-term portion of the Incentive Plan are reported in the table entitled "Long-Term Incentive Plans--Awards in Last Fiscal Year."

REQUIRED APPROVAL

    A majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting must vote for the re-approval of the Incentive Plan for the Company to remain eligible for the tax deduction for awards paid under the Incentive Plan to covered employees. Unless marked to the contrary, all proxies received will be voted for the re-approval of the Incentive Plan.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT YOU VOTE FOR
                                  PROPOSAL 3.

                                   APPENDIX A

                           1986 UTILICORP UNITED INC.
                    EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

                                   ARTICLE I
                                    PURPOSES

    UtiliCorp United Inc. has established the Plan set forth herein in order to encourage ownership of its Common Stock by its employees and employees of certain Affiliates, by providing them a convenient means for regular and systematic purchases on an advantageous basis, thereby increasing their interest in the Company's success.

                                   ARTICLE II
                                  DEFINITIONS

    "Affiliate" means a subsidiary of the Company (including corporations becoming subsidiaries subsequent to the adoption of the Plan) in an unbroken chain of corporations beginning with the Company if at the time of the granting of the Option each of such corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    "Company" means UtiliCorp United Inc.

    "Board" means the Company's Board of Directors.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and regulations thereunder.

    "Effective Date" shall mean June 1, 1986.

    "Employee" means a person employed by an Employer.

    "Employee Contributions" means contributions in the form of payroll deductions and/or lump sum deposits of cash for payment for stock to be purchased by that Employee as provided by Section 5.1.

    "Employer" means the Company and its Affiliates which are designated by the Board as an employer for purposes of this Plan. The Board may from time to time change the designation of Affiliates who are employers for purposes of this Plan.

    "Option" means a right to purchase Stock granted under Section 4.1.

    "Option Period" means the two-month period beginning June 1, 1986 and ending July 31, 1986 and each three-month period thereafter beginning on any August 1, November 1, February 1 or May 1 thereafter and ending on the next October 31, January 31, April 30 or July 31.

    "Plan" means the 1986 UtiliCorp United Inc. Employee Stock Purchase Plan set forth herein, as it may be amended from time to time.

    "Plan Agent" means EquiServe who has been appointed Plan Agent by the Company to administer and maintain the records for the Plan or such other Plan Agent who is appointed to act in such capacity by the Committee set forth in
Article VIII hereof.

    "Stock" means the Common Stock of UtiliCorp United Inc.

                                  ARTICLE III
                                  ELIGIBILITY

    An Employee shall be eligible for an Option on the first day of an Option Period if he is an Employee of an Employer, if his customary employment is for at least 20 hours in each week and for at least 5 months in each calendar year and if he has been employed by the Employer immediately preceding the first day of the Option Period. For purposes of determining an Employee's period of employment with the Employer, such period of employment shall include an Employee's employment with any business entity, the assets, business or stock of which has been acquired, in whole or in part, by the Employer through purchase, merger or otherwise. In addition, an Employee of an Affiliate shall be deemed to have been employed with an Employer as of the first day of his employment with such Affiliate prior to its date of affiliation with the Company.

                                   ARTICLE IV
                              GRANTING OF OPTIONS

4.1 OPTION PERIODS

    On June 1, 1986, and on each August 1, November 1, February 1 and May 1 beginning with the Effective Date, each Employee who is eligible for an Option under Article III shall be granted an Option to purchase Stock from the Company on the last day of the Option Period beginning on that date, by authorizing Employee Contributions under Article V. Notwithstanding the foregoing, no Employee shall be eligible for an Option under Article III if such Employee, immediately after the Option is granted, shall own 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its Affiliates, treating the maximum amount of stock available to him under the Plan for such Option Period and shares subject to any other option as owned by him and treating as owned by him shares owned by others to the extent provided in Section 425(d) of the Code. Any Options granted in an Option Period which are not exercised on the last day of the Option Period shall expire as of the end of the Option Period.

4.2 AMOUNT OF STOCK AVAILABLE

    An aggregate of 1,522,042 shares of Stock shall be available for purchase under the Plan, subject to adjustment under Section 4.7. To the extent options expire unexercised, the Stock subject to such Options shall become available for subsequent grant. Stock available for purchase under the Plan shall be authorized but unissued shares or reacquired shares purchased in the open market.

4.3 EXERCISE PRICE

    Stock shall be purchased under each Option at 85% of its fair market value on the first day or the last day of the Option Period, whichever is lower, subject to adjustment under Section 4.7. Fair market value on any day means the closing price on the New York Stock Exchange on such day or, if not traded on such day, on the last preceding day on which the stock was traded, or, if not traded on the New York Stock Exchange, on such exchange or market as the Stock from time to time may be traded if such market or exchange is designated by the Board as controlling for purposes of the Plan.

4.4 NONTRANSFERABILITY

    Options granted to an Employee are not transferable, and may be exercised during the Employee's lifetime only by him. Any attempt of assignment, transfer, pledge, hypothecation, or other disposition of any Option contrary to the provisions of this Plan, and the levy and attachment or any similar proceedings upon any Option, shall be null and void.

4.5 STOCKHOLDER APPROVAL

    If the Plan is not approved by the Company's stockholders prior to June 1, 1986, the Plan shall be null and void.

4.6 LIMITS ON STOCK PURCHASE

    Notwithstanding any other provision of this Plan, no Employee may purchase in any calendar year more than the number of shares equal to 20% of his annual basic rate of compensation divided by 85% of the fair market value of Stock, both determined on the first day of the Option Period. In addition, no Employee may be granted an Option which permits him to purchase during a calendar year under the Plan and any other employee stock purchase plan, within the meaning of
Section 423 of the Code, shares of the Company and its Affiliates having an aggregate fair market value, determined at the time such Option is granted, of more than $25,000.

4.7 ADJUSTMENT OF AMOUNT OF STOCK

    In the event of change in the number of shares of Stock outstanding by reason of a Stock dividend, Stock split or other recapitalization, or by reason of a merger or consolidation or otherwise, the number of shares of Stock available under this Plan, and the fair market value of such shares at the beginning of the Option Period during which such change occurs, shall be adjusted in such manner as the Board, in its discretion, deems equitable and appropriate.

                                   ARTICLE V
                               PAYMENT FOR STOCK

5.1 EMPLOYEE CONTRIBUTIONS

    Each Employee may exercise Options granted to him under Section 4.1 by authorizing Employee Contributions on a form provided by his Employer. The actual exercise of the Options shall occur on the last day of the Option Period. Employee Contributions may be authorized beginning June 1, 1986 or any August 1, November 1, February 1 or May 1 thereafter, in an amount up to 20% of an Employee's basic rate of compensation paid by the Employer. Total deductions may not exceed $25,000 for any calendar year. The basic rate of compensation shall include amounts contributed at an Employee's election that are excludible or deductible from income under federal tax law, but not Employer matching contributions, under any thrift or savings plan to which the Employer contributes. An authorization for Employee Contributions hereunder shall remain in effect until changed under Section 5.3.

5.2 PURCHASE OF STOCK

    As of the last day of each Option Period the amount of Employee Contributions during such Option Period for each person who remains an Employee on such date shall be used to purchase from the Company full and partial shares of Stock computed to three decimal places under the Employee's Option. Upon the purchase of shares of Stock under an Option, the Company shall deliver, or cause to be delivered, promptly to the Employee a statement reflecting the status of his account and, if requested in writing by the Employee, the Plan Agent shall issue a stock certificate for such shares with a restrictive legend, if applicable. The account and such shares shall be registered in the name of the Employee.

5.3 DISCONTINUANCE OR CHANGE

    An Employee may discontinue Employee Contributions authorized under
Section 5.1 at any time, or change the rate of payroll deductions to any other permitted rate as of the first day of any Option

Period, by signing and filing with his Employer within the time prescribed in rules and regulations adopted under Article VIII a form provided for this purpose. Once discontinued hereunder, Employee Contributions may not be made again until the next succeeding Option Period.

5.4 REFUND OF CONTRIBUTIONS

    If during an Option Period an Employee for whom contributions are being made under Section 5.1 becomes ineligible to have Stock purchased for him under
Section 5.1, or discontinues his contributions under Section 5.3, his Employee Contributions during such Option Period shall be returned without interest to him within 30 days of the date on which the Company first learns of the Employee's ineligibility, or the date on which the Employee informs the Company that he wishes to discontinue contributions. If the aggregate amount of Employee Contributions under Section 5.1 during any Option Period exceeds the purchase price of Stock available under the Plan, the available Stock shall be allocated to Employees in proportion to the respective maximum number of shares that can be purchased during the Option Period, and amounts not used to purchase Stock shall be returned without interest to the respective Employees as soon as practicable. Any Employee Contributions in excess of the limits in Section 4.6 shall be returned without interest to an Employee within 30 days of the date on which the Company first learns of the existence of any excess contributions.

5.5 RIGHTS OF EMPLOYEES

    An Employee shall have no right, title or interest in any Stock subject to an Option, including no right to receive dividends, until such Stock has been purchased for him and credited to his account or issued to him.

5.6 REQUIREMENTS OF SECURITIES LAWS

    No shares of Stock may be issued under any Option until all requirements of applicable federal, state or other securities laws, and of any securities exchange upon which Stock may be listed, with respect to the purchase, sale and issuance of the Stock shall have been satisfied. If any action must be taken because of such requirements, then the purchase, sale and issuance of the shares shall be postponed until such action can reasonably be taken. Upon demand by the Company, an Employee shall deliver to the Company a representation in writing that the purchase of all shares of Stock under an Option is being made for investment only and not for resale or with a view to distribution, and containing such other representations and provisions with respect thereto as the Company may reasonably require in order to comply with any registration requirements or exemptions therefrom of applicable securities laws.

                                   ARTICLE VI
                                 APPLICABLE LAW

    Options granted under this Plan shall be construed and shall take effect in accordance with the laws of the State of Delaware.

                                  ARTICLE VII
                             AMENDMENT; TERMINATION

7.1 AMENDMENT

    The Board may amend this Plan at any time in such manner and to such extent as it deems appropriate; provided, that no such amendment shall, without approval of the stockholders of the Company, increase the number of shares of Stock available for purchase under the Plan, except as provided in Section 4.7.

7.2 TERMINATION

    This Plan may be terminated by the Board at any time, in its entirety or as to any group of Employees. In the event of termination of the participation of an Employee under this Article VII during an Option Period, no further Employee Contributions shall be made with respect to such Employee's annual basic rate of compensation under Section 5.1, but Stock shall be purchased for him under the terms of Section 5.2 as of the last day of an Option Period. If the Plan is terminated by the Board under this Article VII and if (a) any reclassification or change of outstanding shares of Stock or (b) any consolidation or merger of the Company with or into another corporation, or (c) any sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company occurs on or prior to the last day of the Option Period during which the Plan is terminated, then, notwithstanding the foregoing, no Stock shall be purchased as of the last day of such Option Period and each Optionee's Employee Contributions during such Option Period shall be returned without interest to him within 30 days.

                                  ARTICLE VIII
                                 ADMINISTRATION

    A Committee of persons appointed by the Board of Directors shall have the authority and responsibility for administration of the Plan. The Board may from time to time appoint or dismiss members of the Committee. The Board may prescribe, amend and rescind, and the Committee may adopt, rules and regulations for administration of the Plan, and the Committee shall have full power and authority to construe and interpret the Plan. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at a meeting or the consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, conclusive and binding upon all parties, including the Company, its Affiliates, the stockholders, the Employees and all persons or entities claiming by or through the Employees. The Board may correct any defect or any omission or reconcile any inconsistency in the Plan or in any Option granted hereunder in the manner and to the extent it shall deem desirable. The expense of the Plan shall be paid for by the Company.

                                   ARTICLE IX
             LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN

    The Company does not intend to restrict or influence any Employee in the conduct of his own affairs. Each Employee agrees by entering the Plan not to sell, transfer or otherwise dispose of stock purchased under the Plan for two years from the first day of the Option Period during which the Stock was purchased. Exceptions to such restriction on sales may be granted for hardship circumstances to be determined by the Committee administering the Plan. The Employee assumes the risk of any market fluctuations in the price of such Stock.

                                   APPENDIX B
                              AMENDED AND RESTATED
                             UTILICORP UNITED INC.
                      ANNUAL AND LONG-TERM INCENTIVE PLAN

    INTRODUCTION:  The following sets forth the Annual and Long-Term Incentive
                   Plan for UtiliCorp United Inc. which amends and restates the Annual Incentive Plan effective January 1, 1986 and expands it to include the Long-Term Incentive Plan, effective as of January 1, 1994. This Plan has been further amended effective February 3, 1998, and August 4, 1998.

(A) PLAN PURPOSES

    The key purposes of the Plan are as set forth below.

     1. To encourage and reward both annual and long-term sustained performance above the level of performance that would be expected at a fully competent level, thereby enabling the Company to continue to provide outstanding service to its ratepayers and other customers while enhancing the value of the Company for its stockholders.

     2. Further, to provide competitive levels of cash compensation for key employees to assure the Company of the necessary talent for future success, and to directly link a significant portion of such compensation to those performance results most directly impacted by such key employees.

    3. Further, to permit the payment of a significant portion of the Plan awards on a deferred basis with appropriate vesting requirements to assist the Company in retaining the services of key employees and, by using Restricted Stock for such deferral, to enhance the ownership interest of key employees for the benefit of Company stockholders.

(B) DEFINITIONS

     1. "Annual Award" shall mean the payment received annually by a Plan Participant whether paid in cash or shares of Restricted Stock as described in Section (F) below.

     2. "Award" shall mean the payment of an Annual Award or Long-Term Award.

     3. "Board" shall mean the Board of Directors of the Company.

     4. "Committee" shall mean the Compensation Committee of the Board.

     5. "Company" shall mean UtiliCorp United Inc., and its divisions, subsidiaries and affiliated organizations approved for participation.

     6. "Designated Beneficiary" shall mean the person, or persons as elected by the Participant (or designated by the Company in the absence of such election) to receive any payments, whether in cash or shares of Restricted Stock due from the Plan in the event of a Participant's death.

     7. "Discretionary Annual Award" shall have the meaning described in Section (F), below.

     8. "Discretionary Annual Award Pools" shall have the meaning set out in Section (F), below.

     9. "Long-Term Award" shall mean the payment received hereunder, either in cash and/or shares of Restricted Stock following completion of a Long-Term Award Cycle.

    10. "Long-Term Award Cycle" shall mean a period of three or more consecutive calendar years during which cumulative Performance Awards are set.

    11. "Effective Date" shall mean January 1, 1994.

    12. "Participant" or "Plan Participant" shall mean a key managerial, professional or technical employee approved for Plan membership by the Board (or the Committee) with respect to any Plan Year.

    13. "Performance Goals" shall have the meaning set forth in Paragraphs
       (F) and (H) below.

    14. "Plan" shall mean the UtiliCorp United Inc. Annual and Long-Term Incentive Plan as described herein or amended hereafter.

    15. "Plan Year" shall mean January 1 through December 31, the calendar year, which corresponds with the Company's fiscal year.

    16. "Restricted Stock" shall mean shares of the Company's common stock awarded to Participants under the UtiliCorp United Inc. 1986 Stock Incentive Plan or any successor plan providing for the grant of Restricted Stock.

(C) PLAN ADMINISTRATION

     1. The Company shall be responsible for the general administration of the Plan.

     2. The Board or, at the Board's direction, the Committee shall be responsible for monitoring the ongoing use of the Plan and shall:

       (a) review Company recommendations with respect to all necessary actions;

       (b) review Company recommendations for any amendments to the Plan; and

       (c) approve all Annual Awards and Long-Term Awards under the Plan and monitor the use of Discretionary Annual Award Pools.

(D) BOARD (OR COMMITTEE) POWERS

     1. The Board, acting upon the advice and counsel of the Committee, or the Committee itself if so empowered by the Board, shall have the following powers with respect to the Plan:

       (a) Annual approval of: Participants; opportunity levels; the basis of Awards; and the method of payment for such Awards including the use and content of written agreements for Restricted Stock Awards.

       (b) The right to review, amend, and authorize any Performance Goals or other factors used to determine Annual Awards, Long-Term Awards and the Discretionary Annual Award Pools for any division or unit of the Company as described in Section (F) below.

       (c) The right to retroactively adjust any aspect of the Plan for an already completed or ongoing Plan Year if in the Board's (or Committee's) judgment significant events outside of the control of Plan Participants have occurred which require such adjustment if the Plan is to effectively serve its purposes.

       (d) The right to receive an annual summary of all Awards paid for each Plan Year and pertinent information with respect to all Restricted Stock Awards, plus such other information as it may reasonably request.

       (e) The right to amend or discontinue the Plan at any time if such action is deemed to be in the best interests of the Company, its ratepayers and its stockholders. In such event an appropriate and equitable resolution of Awards in the process of being earned during a Plan Year shall be made.

(E) PLAN PARTICIPATION

    1. Each Plan Year all full-time employees shall be eligible to participate in the Plan with respect to the receipt of Discretionary Annual Awards pursuant to Section (F) below.

    2.  With respect to Annual Awards and Long-Term Awards pursuant to
       Section (F) below, participation shall be limited to those managerial, professional, or technical employees who are key employees approved for participation by the Committee.

    3. To the extent separate incentive arrangements are established for various divisions or units of the Company, participation may include the eligibility for an Annual Award or Long-Term Award from one or more of such separate arrangements as the Board (or Committee) may determine.

    4. Participation for an Annual Award or Long-Term Award in one Plan Year does not automatically qualify an employee for participation in subsequent years nor does participation in a separate incentive arrangement for one division or unit automatically qualify an employee for participation in any other such arrangements.

    5. Subject to special action by the Board (or Committee) pursuant to subsection (6) below, participation for otherwise eligible employees whose status changes during a Plan Year, or prior to actual payment of an Award, shall be determined by the Chief Executive Officer of the Company, in accordance with the following:

       (a) VOLUNTARY TERMINATION OF EMPLOYMENT, OR TERMINATION AT THE REQUEST OF THE COMPANY. If such termination occurs prior to the date an Award is paid, a Participant shall have no right to any Award from the Plan.

       (b) DEATH, RETIREMENT, OR TOTAL DISABILITY. In such event a Participant (or his or her estate) shall be entitled to a pro-rata Award, if any, for the Plan Year in which such event occurs.

           (i) Such Awards shall be determined when all other Awards are determined for the applicable Plan Year.

           (ii) "Pro-rata" shall mean the Award for the entire Plan Year multiplied by a fraction the numerator of which is the Participant's days of full-time active employment (counting any days on short-term disability or salary continuation) during the Plan Year and denominator of which is 365.

           (iii) "Total Disability" shall mean the date of commencement of payments under the Company's long-term disability plan applicable to the Participant.

           (iv) "Retirement" shall mean the cessation of active employment and the effective date of normal, later, or early Retirement under the Company's retirement or pension plan applicable to the Participant but not a termination of employment with vested rights under any such plan.

       (c) HIRE OR PROMOTION DURING A PLAN YEAR. Provided such event occurs within the first nine months of any Plan Year participation may be authorized for a pro-rata Annual Award or Long-Term Award subject to Board (or Committee) approval with respect to the opportunity levels and Performance Goals.

       Actions taken by the Chief Executive Officer of the Company in accordance with the above do not require Board (or Committee) approval.

    6. Based upon the recommendation of the Company the Board (or Committee) may authorize actions other than those set forth in subsection (5) above to address unusual circumstances.

    7. Regardless of any other provision of the Plan a Participant whose personal, individual, performance is determined to be unsatisfactory at the date an Award is otherwise payable shall have no right to receive payment of an Award. This determination shall be made by the Chief Executive Officer of the Company with respect to employees not assigned to a specific unit or division and by the chief executive officer of the Participant's division or unit in all other cases, subject to the approval of the Chief Executive Officer of the Company.

(F) TYPES OF AWARDS

    1. There are three types of Awards payable under the Plan: an Annual Award, a Long-Term Award and a Discretionary Annual Award.

    2. Annual Awards and Long-Term Awards are available only to key employees specifically approved as eligible for such Awards and payment with respect thereto shall be based on the achievement of specific Performance Goals established for each Participant.

       (a) Performance Goals may be set for the Company as a whole, for each division or unit, or for individual performance criteria.

       (b) Such Performance Goals can be established on the basis of specific numeric standards (e.g. return on net assets) or as one or more objectives or results for which performance achievements shall be determined on a discretionary, subjective basis by an appropriate individual, subject to Section (H), below.

       (c) For any Plan Year the Annual Award or Long-Term Award for any Participant shall have a set maximum amount, expressed as a percentage of annual salary and/or a dollar amount, as approved by the Board (or Committee); and set Award amounts may also be established at other performance levels such as threshold and par with or without provision for pro-ration.

       (d) Specific Board (or Committee) approval is required annually for the payment of Awards.

       (e) As approved by the Board (or Committee) for any Plan Year the Annual Award or Long-Term Award payable MAY be subject to either or both of the criteria set forth below.

           (i) A "STOCKHOLDER (OR CORPORATE) PROTECTION TRIGGER" which establishes a minimum level of performance, or other action (e.g. the distribution of a level of dividends), which must be achieved before any Awards are payable for a Plan Year.

           (ii) A "RATEPAYER PROTECTION FEATURE" which establishes a schedule of absolute or relative performance relating to the quality or cost of service provided by the Company (or division or unit) against which actual results will be compared for the Plan Year with the resulting comparison used to modify, or eliminate, Total Awards otherwise payable for such Plan Year.

       (f) Each Participant approved for an Award shall receive a written description of his or her opportunity and applicable Performance Goals.

    3. "Discretionary Awards" are available to any full-time employee of the Company except the Chief Executive Officer of the Company.

       (a) Such Discretionary Awards shall be payable from a Discretionary Award Pool established annually for each division or unit and the sum of such Awards for the employees in any unit or division for any Plan Year cannot exceed the pool approved by the Board (or Committee) for such division or unit. The pool established for employees not assigned to a division or unit shall be used for any Discretionary Award payable to the respective chief executive officers of the Company's participating divisions or units. The minimum

           Discretionary Award, if any, is $500 and the maximum Discretionary Award is ten percent of the employee's then existing annual base salary rate.

       (b) Discretionary Awards shall be determined subjectively by the chief executive officer of each division or unit, subject to the approval of the Chief Executive Officer of the Company, and shall be used to recognize outstanding individual performance, the accomplishment of a specific task in an exemplary manner, or for individuals who made an inordinately significant contribution to overall divisional, unit or Company-wide results.

       (c) The total Discretionary Award Pool authorized for any division or unit need not be spent for any Plan Year. Unallocated Pool funds are not carried forward for subsequent Plan Years.

(G) PAYMENT OF AWARDS

    1.  Discretionary Awards shall be payable in cash.

    2. Annual Awards and Long-Term Awards shall be payable in cash, Restricted Stock, or any combination thereof as approved by the Board (or Committee) for any individual Participant in any Plan Year; provided that payment in the form of Restricted Stock shall be approved by the Committee.

(H) COMPLIANCE WITH SECTION 162(M) REQUIREMENTS.

    Subject to the discretion of the Board (or the Committee) to determine that it would be in the best interests of the shareholders to do otherwise, the Plan shall at all times be administered to ensure that any Award under the Plan to the Company's Chief Executive Officer and the four highest compensated officers (determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934) (each a "Covered Employee") will be tax-deductible. In furtherance of this goal, with respect to Awards payable under the Plan for Covered Employees, the Performance Goals established by the Committee may vary from one Covered Employee to another, and will be limited to certain business criteria measured by one or more of the following: revenues, units sold, operating income, operating company contribution, cash flow, income before taxes, net income, earnings available per share, return on equity, return on assets, Economic Value Added (EVA) or total return to stockholders, whether applicable to the Company or any relevant subsidiary or business unit, or combination thereof, as the Committee may deem appropriate, or any of the above goals as compared to the performance of a published or special index deemed appropriate by the Committee, including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparator companies. The criteria selected by the Committee shall include a minimum performance standard below which no payments will be made and a maximum performance level above which no increased payment will be made. Notwithstanding the foregoing, in no event may any Performance Goals be established which would permit a Covered Employee to receive a single Annual Award or a Long-Term Award of more than 400% of such Covered Employee's base annual compensation as of January 1 for the year in which an Award is paid. No payment of any Award may be made to any Covered Employee unless the material terms of the Performance Goal under which the compensation is to be paid have been approved by shareholders of the Company and the Committee has certified in writing that the Performance Goals and any other material terms of the Award were in fact satisfied.

(I) MISCELLANEOUS AND ADMINISTRATIVE PROVISIONS

    1. All Participants shall be entitled to receive a copy of the Plan and any amendments made subsequent to its Effective Date.

    2. The Plan shall be binding upon and inure to the benefit of the Participants (and their personal representatives), the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company or otherwise, including by operation of law.

    3. All amounts used for Plan purposes shall be rounded to the nearest whole dollar.

    4. Awards, whether in cash or Restricted Stock, shall not be subject to assignment, pledge, lien, or encumbrances of any kind.

    5.  Participation in the Plan does not guarantee employment by the Company.

    6. Awards shall not be used for any purposes for any employee benefit plan of the Company.

    7.  The Plan shall be interpreted under the laws of the State of Missouri.

                              UTILICORP UNITED INC.
                          PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 3, 2000. By signing this proxy card you are appointing Robert K. Green, John R. Baker, and Robert F. Jackson, Jr. as Proxies, with full power of substitution, to vote all of your shares of UtiliCorp United Inc. common stock held by you on March 9, 2000. They will vote your proxy exactly as you have indicated on the reverse side of this card. HOWEVER, IF YOU DO NOT INDICATE ON THE REVERSE SIDE OF THIS CARD HOW YOU WOULD LIKE YOUR SHARES TO BE VOTED, THE PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The shares will be voted at the Annual Meeting of shareholders to be held at the Hyatt Regency Crown Center, 2345 McGee Street, Kansas City, Missouri on Wednesday May 3, 2000. If the meeting is postponed or adjourned they will vote your proxy at the rescheduled or reconvened 2000 Annual Meeting.

Election of Directors, Nominees:

01) Richard C. Green, Jr.
02) L. Patton Kline
03) Ronald T. LeMay

You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. If you do not mark any boxes your vote will be voted in accordance with the Board of Directors' recommendation. However, the Proxies can not vote your shares unless you sign and return this card.

P
R
O
X
Y

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FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL


UTILICORP UNITED INC.
                            ANNUAL MEETING OF
                            SHAREHOLDERS

                            MAY 3, 2000, 2:00 P.M.
                            HYATT REGENCY CROWN CENTER
                            2345 MCGEE STREET
                            KANSAS CITY, MISSOURI

                                                                           4941
/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

1. Election of Directors
    (see reverse)
                    FOR           WITHHELD

                   /  /             / /


For, except vote withheld from the following nominee(s):   ___________________


2. To amend the 1986 Employee Stock Purchase Plan to allow for the issuance of an additional 1,500,000 shares under the terms of the plan and to approve the plan to comply with the requirements of Section 423 of the Internal Revenue Code.

                   FOR             AGAINST          ABSTAIN

                   /  /             / /              /  /


3. To re-approve the Annual and Long-Term Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code.

                   FOR             AGAINST          ABSTAIN

                   /  /             / /              /  /



SPECIAL ACTION


Notation/Comments               /  /

Discontinue Annual Report
Mailing for this Account        /  /

Will Attend Annual Meeting      /  /


SIGNATURE(S) ________________________________________________  DATE __________

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT
      OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE
      AS SUCH.


-------------------------------------------------------------------------------
FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL


Please follow one of the following steps to ensure that your proxy card is properly executed and returned in time to be counted:

TO VOTE BY MAIL:

1. Mark your vote relating to the nominees for director in one of the two boxes to the right of "Election of Directors." If you wish to withhold authority to vote for any individual nominee, write the name of each such nominee on the line provided.

2. Mark your vote relating to Proposals 2 and 3 in one of the three boxes to the right of the Proposal.

3. Sign at bottom left in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

4. Tear off at perforation and mail the completed card with signature(s) in the enclosed reply envelope to:
    UtiliCorp United Inc. c/o EquiServe, P.O. Box 8621, Edison, NJ 08818-9128.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF THESE CONVENIENT NEW WAYS YOU CAN VOTE YOUR SHARES. YOU CAN VOTE YOUR SHARES THROUGH THE INTERNET OR BY USING THE TELEPHONE. THIS ELIMINATES THE NEED TO RETURN THE PROXY CARD.


TO VOTE BY USING THE INTERNET:

1.  http://www.eproxyvote.com/ucu

2. Follow the instructions using your voter control number listed above and the last four digits of your taxpayer identification number.


TO VOTE BY USING THE TELEPHONE:

1.  Using a touch-tone telephone call 1-877-PRXVOTE (779-8683).

2. Follow the prompts using your voter control number listed above and the last four digits of your taxpayer identification number.

If you choose to vote your shares through the Internet or by using the telephone, there is no need for you to mail back your proxy card.


                            YOUR VOTE IS IMPORTANT TO US!